Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTEGRATED DEVICE TECHNOLOGY, INC.

FIRST. The name of the corporation is Integrated Device Technology, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH. The total number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such share is $0.001.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

SIXTH. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation.

SEVENTH. The Corporation shall have a perpetual existence.

EIGHTH. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither any amendment nor repeal of this Article Eighth, nor the adoption of any provision of this Certification of Incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit, or claim that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

NINTH. The provisions set forth in Article Eighth (dealing with liability of directors) herein may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of not less than 75% of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors. This Article Ninth may not be repealed or amended in any respect unless such repeal or amendment is approved in the manner provided for a repeal or amendment of Article Eighth herein.

TENTH. Subject to Article Ninth, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.